EXHIBIT 10.4

CALIFORNIA RESOURCES CORPORATION
LONG-TERM INCENTIVE PLAN

NONSTATUTORY STOCK OPTION AWARD TERMS AND CONDITIONS

DATE OF GRANT:	August 5, 2015
SHARES OF COMMON STOCK

SUBJECT TO THIS OPTION:	See Morgan Stanley Stock Plan Connect “Stock Options /Granted”

VESTING SCHEDULE:	One-third of the Options on August 4, 2016; One-third of the Options on August 4, 2017; One-third of the Options on August 4, 2018; (each being a “Vesting Date”)

PURCHASE PRICE PER SHARE:	$4.20
The following Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant between CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (“CRC” and, with its subsidiaries, the “Company”), and the eligible employee receiving this award (the “Grantee”).
1.Grant of Option. In accordance with these Terms and Conditions and the California Resources Corporation Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”), CRC hereby grants to the Grantee the right and option (“Option”) to purchase all or any part of the aggregate number of shares of CRC common stock, $0.01 par value (“Common Stock”), set forth above. In the event of any conflict between the terms of these Terms and Conditions and the Plan, the Plan shall control. Capitalized terms used but not defined in these Terms and Conditions shall have the meanings attributed to such terms under the Plan, unless the context requires otherwise. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Code.
If the Grantee fails to accept this award prior to October 1, 2015, then, notwithstanding any other provision of this award, the Grantee shall forfeit this Option and all rights under this award and this award will become null and void. For purposes of these Terms and Conditions, acceptance of the award shall occur on the date the Grantee accepts this Nonstatutory Stock Option Award through Morgan Stanley Stock Plan Connect or any replacement on-line system designated by the Company.
2.    Purchase Price. The purchase price of Common Stock purchased pursuant to the exercise of this Option shall be the purchase price per share set forth above, which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant. For all purposes of these Terms and Conditions, the Fair Market Value of a share of Common Stock shall be determined in accordance with the provisions of the Plan.
3.    Vesting and Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to CRC at its principal executive office addressed to the attention of its corporate secretary (or such other officer, employee or designee of the Company as CRC may designate from time to time), at any time and from time to time after the Date of Grant, but, except as otherwise provided below, this Option shall not be exercisable for more than that portion of the aggregate number of shares of Common Stock offered by this Option determined under the vesting schedule set forth above.
This Option may be exercised only while the Grantee remains an employee of the Company and will terminate and cease to be exercisable upon the Grantee’s termination of employment with the Company, except that:

(a)If, prior to the final Vesting Date, the Grantee dies, becomes permanently disabled while in the employ of the Company and terminates employment as a result thereof, or retires with the consent of the Company (each of the foregoing, a “Forfeiture Event”), then the unvested portion of this Option shall become vested and exercisable with respect to such unvested shares of Common Stock offered by this Option as of the date of the Forfeiture Event (and shall remain exercisable for the remaining term of this Option with respect to such shares as well as the shares with respect to which this Option became vested and exercisable prior to the Forfeiture Event). If the Grantee terminates employment voluntarily or the Grantee’s employment is terminated for cause (as determined by the Company) before the final Vesting Date, then (i) the Grantee shall forfeit the portion of this Option that has not become vested and exercisable prior to the Grantee’s termination date and (ii) this Option may be exercised by the Grantee (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Grantee) at any time during the period ending at the earlier 60 days following such termination or the term of this Option, but only as to the number of shares the Grantee was entitled to purchase hereunder as of the date the Grantee’s employment so terminates.
(b)If, prior to the final vesting date, a Change in Control occurs and the Grantee’s employment is terminated by the Company on or after the date of such event and as a result of such event, or the Grantee terminates employment without cause (as determined by the Company) for the convenience of the Company (each of the foregoing, a “Forfeiture Event”), then the unvested portion of this Option will be reduced on a pro rata basis based upon the number obtained by (i) multiplying the aggregate number of shares of Common Stock offered by this Option by a fraction, the numerator of which is the number of days between and including the Date of Grant and the Forfeiture Event, and the denominator of which is the number of days between and including the Date of Grant and the final Vesting Date, and (ii) subtracting from the product the number of shares of Common Stock with respect to which this Option became vested and exercisable prior to the Forfeiture Event. This Option shall become vested and exercisable with respect to such pro rata unvested shares of Common Stock offered by this Option as of the date of the Forfeiture Event (and shall remain exercisable for the lesser of the remaining term of this Option or 180 days with respect to such shares as well as the shares with respect to which this Option became vested and exercisable prior to the Forfeiture Event), and this Option shall cease to be exercisable as of such date with respect to any other shares of Common Stock offered under this Option that have not become vested and exercisable on or prior to such date. Any such determination by the Committee is binding on the Grantee.
Notwithstanding anything herein to the contrary, in no event will this Option be exercisable after the expiration of seven years from the Date of Grant. The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (i) in cash, cash equivalent, or by electronic funds transfer, (ii) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to CRC shares of Common Stock having a Fair Market Value equal to the purchase price (provided such shares used for this purpose must have been held by the Grantee for such minimum period of time as may be established from time to time by the Committee), (iii) if the Common Stock is readily tradable on a national securities exchange, through a “cashless exercise” in accordance with a Company established policy or program for the same, or (iv) in any other legal consideration the Committee deems appropriate. No fraction of a share of Common Stock shall be issued by CRC upon exercise of an Option or accepted by CRC in payment of the exercise price thereof; rather, the Grantee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock. Unless and until a certificate or certificates representing such shares shall have been issued by CRC to the Grantee, the Grantee (or the person permitted to exercise this Option in the event of the Grantee’s death) shall not be or have any of the rights or privileges of a stockholder of CRC with respect to shares acquirable upon an exercise of this Option.
4.    Taxes and Withholding. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Nonstatutory Stock Option Award, including the grant, vesting or exercise of the Nonstatutory Stock Option Award; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Nonstatutory Stock Option Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee, first, from the shares purchased upon exercise of this Nonstatutory Stock Option Award and, if not sufficient, from the Grantee’s wages or other cash compensation. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s receipt, vesting or exercise of this Nonstatutory Stock Option Award that cannot be satisfied by the means previously described.
5.    Compensation Recoupment. Grantee’s receipt of this award is expressly conditioned on Grantee’s agreement to the terms and provisions of this Section, and Grantee acknowledges that Grantee would not have received this award in the absence of such agreement. By accepting this award, Grantee acknowledges and agrees that:
(a)    the compensation (or any portion thereof) payable pursuant to this award and any other award granted to Grantee under the Plan (whether granted before, on or after the Date of Grant) shall be subject to recovery, revocation, recoupment or “clawback” by the Company or any of its Affiliates pursuant to (i) the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), (ii) any rules or regulations promulgated under the Act or by any stock exchange on which the Company’s common stock is listed (collectively, the “Rules”), or (iii) any compensation recoupment or clawback policies or procedures adopted by CRC or any of its Affiliates, in each case with respect to clauses (i), (ii) and (iii) above as such provisions, rules, regulations, policies and procedures may be adopted and amended from time to time (including with retroactive effect); and
(b)    any other compensation or benefit (or any portion thereof) payable to or on behalf of Grantee from the Company or any of its Affiliates (whether payable before, on or after the Date of Grant, but excluding any compensation or benefit payable pursuant to an award granted under the Plan) shall be subject to recovery, revocation, recoupment or clawback by the Company or any of its Affiliates pursuant to the Act, the Rules or any compensation recoupment or clawback policies or procedures adopted by CRC or any of its Affiliates in accordance with the requirements of the Act and the Rules, in each case as the Act, the Rules and such policies and procedures may be adopted and amended from time to time (including with retroactive effect).
In addition, Grantee hereby agrees (on behalf of Grantee and any other individual, entity or other person claiming under or through Grantee) that: (a) compensation payable pursuant to this award and any other compensation or benefit payable to or on behalf of Grantee (whether under the Plan or otherwise) shall be subject to recovery, revocation, recoupment or clawback as provided in the preceding provisions of this Section; and (b) Grantee (or any such individual, entity or other person) shall not seek indemnification or contribution from the Company or any of its Affiliates with respect to any amount so recovered, revoked, recouped or clawed back.
6.    Employment Relationship. For purposes of these Terms and Conditions, the Grantee shall be considered to be in the employment of the Company as long as the Grantee remains an employee of any of the Company, an Affiliate, or a corporation or other entity or a parent or subsidiary of such corporation or other entity assuming or substituting a new option for this Option. Without limiting the scope of the preceding sentence, it is expressly provided that the Grantee shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs the Grantee. Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to these Terms and Conditions, shall affect in any way the right of the Grantee or the Company or any such Affiliate or other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Grantee’s employment by the Company or any such Affiliate or other entity shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Grantee or the Company or any such Affiliate or other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of the Grantee’s employment with the Company or any such Affiliate or other entity, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
7.    Acknowledgements Regarding Section 409A of the Code. The Grantee understands that if the purchase price of the Common Stock under this Option is less than the fair market value of such Common Stock on the date of grant of this Option, then the Grantee may incur adverse tax consequences under section 409A of the Code. The Grantee acknowledges and agrees that (a) he is not relying upon any determination by the Company, any Affiliate, or any of their respective employees, directors, managers, officers, attorneys or agents (collectively, the “Company Parties”) of the fair market value of the Common Stock on the date of grant of this Option, (b) he is not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with the Grantee’s acceptance of these Terms and Conditions and his receipt, holding and exercise of this Option, and (c) in deciding to accept these Terms and Conditions, the Grantee is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. The Grantee hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Grantee’s acceptance of these Terms and Conditions and his receipt, holding and exercise of this Option.
8.    Notices. Any notices or other communications provided for in these Terms and Conditions shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at the Grantee’s principal place of employment or if sent by certified mail, return receipt requested, to the Grantee at the last address the Grantee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to CRC at its principal executive offices.
9.    Privacy Rights. By accepting this Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Data (as defined below) by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Company holds or may receive from any agent designated by the Company certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Nonstatutory Stock Option Award or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country or elsewhere, and may have different data privacy laws and protections than the Grantee’s country. By accepting these Terms and Conditions, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the administrator in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
10.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Nonstatutory Stock Option Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
11.    Binding Effect. These Terms and Conditions shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Grantee.
12.    Entire Agreement; Amendment. These Terms and Conditions constitute the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to this Option; provided, however, that the terms of these Terms and Conditions shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and the Grantee in effect as of the date a determination is to be made under these Terms and Conditions. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend these Terms and Conditions from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or these Terms and Conditions, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions in any material respect without the Grantee’s consent. Notwithstanding the foregoing, Attachment B may only be modified or revoked pursuant to the terms set forth in its Paragraph 14, and Attachment B shall survive the termination of Employee’s employment relationship with the Company, the termination of the Plan and the termination of the Terms and Conditions.
13.    Grantee’s Agreement to General Terms of Employment and Mutual Agreement to Arbitrate. By accepting this Nonstatutory Stock Option Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1 and to be bound by the Mutual Agreement to Arbitrate set out on Attachment 2, which, in each case, are incorporated in these Terms and Conditions by reference
14.    Governing Law. Except as provided by Paragraphs 10 and 11 of Attachment B, the laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.
Attachment 1
GENERAL TERMS OF EMPLOYMENT
A.    Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of CRC, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “CRC Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in CRC’s ethics code and other corporate policies, without first obtaining the written permission of an officer of the Company.
B.    At the time of leaving employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the CRC Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.
C.    The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of CRC’s ethics code.
D.    Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any CRC Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of an officer of the Company or (2) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the CRC Parties.
E.    All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be a work-for-hire and become and remain the property of CRC, its successors and assigns.
The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.
F.    The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Nonstatutory Stock Option Award granted pursuant to these Terms and Conditions and termination of employment.

Attachment 2
MUTUAL AGREEMENT TO ARBITRATE
The Grantee under the Terms and Conditions (“Employee”) and California Resources Corporation (“Company”) hereby enter into this Mutual Agreement to Arbitrate (“Agreement”).
In recognition of the fact that differences may arise out of or relating to certain aspects of Employee’s employment relationship or the termination of that relationship, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost effective for either party, Employee and Company have entered into this Agreement in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.
1.    Claims Subject to Arbitration. Except as expressly set forth in Paragraph 2 below, both Company and Employee mutually consent to resolve by final and binding arbitration any and all disputes, claims or controversies of any kind or nature, including but not limited to such matters arising from, related to or in connection with Employee seeking employment with, Employee’s employment relationship by or the termination of Employee’s employment with any one or more of the Company, its predecessors and each of their respective past and present parents, affiliates and subsidiaries (collectively referred to herein as “Company Group”) that either Employee may have against one or more Company Group entity (and/or each of their respective past and present employees, independent contractors, owners, agents, officers, directors, board members, shareholders, successors, assigns, benefit plans and sponsors, fiduciaries, administrators or insurers) or that any Company Group entity may have against Employee (collectively, “Claims”). The term Company Group includes, but is not limited to, Occidental Petroleum Corporation and its past and present affiliates and subsidiaries. The Claims subject to arbitration include, without limitation, (a) any Claims by Employee arising from, related to or in connection with: (i) any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; (ii) any alleged breach of contract or covenant, whether express or implied, including but not limited to a breach of the Terms and Conditions; (iii) any alleged violation of any federal, state, local, or other constitution, statute, ordinance, regulation, common law, or public policy; (iv) any dispute regarding wages, hours, bonuses or other compensation or payment; and/or (v) any personal, emotional, physical, economic, property or any other injury, loss or harm; and (b) any Claims that a Company Group entity may have against Employee, including, without limitation, any alleged trade secret violations.
2.    Claims Not Subject to Arbitration. This Agreement does not apply to any Claims by Employee: (a) for state Workers’ Compensation benefits; (b) for unemployment insurance benefits filed with the appropriate government entity; (c) arising under a benefit plan where the plan expressly specifies a separate arbitration procedure; (d) arising under the National Labor Relations Act and filed through a charge with the National Labor Relations Board; or (e) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement, provided such prohibition is not preempted under the Federal Arbitration Act or any other federal law. This Agreement does not preclude filing an administrative charge or complaint with the appropriate government entity if such filing is protected or required by law. However, to the full extent permitted by law, any Claims seeking monetary relief must be asserted in arbitration pursuant to this Agreement.
3.    Class, Collective and Representative Action Waivers. To the fullest extent permitted by law, and notwithstanding anything else in this Agreement, Employee and Company agree that any Claims brought by a Company Group entity, by Employee or on Employee’s behalf shall be decided by the arbitrator on an individual basis and not on a class, collective or representative basis. Accordingly, class, collective and representative actions are not permitted under this Agreement. The arbitrator shall not have the authority or jurisdiction to hear the arbitration as a class, collective or representative action or to join or consolidate causes of action of different parties into one proceeding. To the fullest extent permitted by law, Company Group and Employee agree that they have waived, to the maximum extent possible, any of their rights to bring or participate in class, collective or representative actions with respect to any Claims. Notwithstanding the foregoing, if and to the extent applicable law precludes Employee and/or any Company Group entity from waiving any right to bring California Private Attorney General Act (“PAGA”) class, collective or representative claims, and provided that the applicable law is not preempted by the Federal Arbitration Act or other federal law, then the Parties agree that such PAGA class, collective or representative claims shall not be subject to the terms of this Agreement and shall be heard by a court of competent jurisdiction.
4.    Procedure. Any arbitration will be filed with and conducted by JAMS. The arbitration shall be held at the closest office of JAMS to where Employee does/did report to work or at a location mutually agreed to by the parties, pursuant to the JAMS Employment Arbitration Rules and Procedures (“Rules”) in effect at the time the demand for arbitration is filed, except as modified by this Agreement (including, without limitation, as modified in Paragraph 12). Employee understands that he or she may obtain a copy of the most current Rules by visiting JAMS’ website, currently located at http://www.jamsadr.com/rules-employment-arbitration/, or by contacting Human Resources at crchumanresources@crc.com. A copy of the Rules currently in effect is attached to this agreement as Exhibit A. If JAMS is unable or unwilling to accept the matter for any reason, the parties will submit the matter to a comparable arbitration service, which will apply the then-current Rules unless otherwise agreed to by the parties to the arbitration and as modified by this Agreement. Arbitration shall be initiated and all Claims shall be decided by a single, neutral arbitrator.
5.    Discovery and Motions. The parties to the arbitration shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator will have the authority to hear and grant motions, including but not limited to motions for summary judgment and summary adjudication.
6.    Remedies. The arbitrator may award any form of remedy or relief (including injunctive relief) that would otherwise be available in court and any such form of remedy or relief awarded must comply with applicable state and federal law.
7.    Decision. The arbitrator shall issue a written and signed decision within thirty (30) days of the deadline for submission of post-hearing briefs. The arbitrator’s award shall be final and binding and shall contain the essential findings of fact and conclusions of law on which the decision is based. Judgment upon the award may be entered, and enforcement may be sought, only in a California state court of competent jurisdiction.
8.    Right of Appeal. The arbitrator shall not have the power to commit errors of law or legal reasoning. The arbitrator’s final award is subject to review for legal error, confirmation, correction or vacatur only in a California state court of competent jurisdiction. Solely in the event that a court should find that it does not have legal authority, or otherwise refuses, to review the arbitrator’s decision for legal error, then any party to the arbitration shall have a right to appeal the arbitrator’s final award pursuant to the rules and procedures set forth in the JAMS Optional Arbitration Appeal Procedure ("Appeal Rules") in effect at the time the appeal is served, except as modified by this Agreement. Employee understands that he or she may obtain a copy of the most current Appeal Rules by visiting JAMS' website, currently located at http://www.jamsadr.com/appeal/, or by contacting Human Resources at crchumanresources@crc.com. A copy of the Appeal Rules currently in effect is attached to this Agreement as Exhibit B. The appeal must be filed with JAMS within thirty (30) days of the court’s decision to not review the arbitrator’s final award for legal error, provided that the deadline shall be tolled in the event a party seeks appellate review of the court’s decision.
9.    Arbitration Fees and Costs. To the extent required by law, Company shall bear all reasonable and necessary fees and costs of the arbitration forum that Employee would not otherwise be required to bear if the Claims were brought in court. In all other circumstances, Company and Employee will each pay fifty percent (50%) of the fees and costs of the arbitration forum. The parties shall be responsible for their own attorneys’ fees and costs, except that the arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party in accordance with the substantive law governing the Claims. Any controversy regarding the payment of fees and costs under this Agreement shall be decided by the arbitrator.
10.    Law Governing Claims. Except for Claims relating to or arising out of the interpretation, performance and/or enforcement of the Terms and Conditions to which this Agreement is attached, which shall be governed by Section 16 of the Terms and Conditions, the arbitrator shall apply California and federal law, as applicable, to any Claims and defenses asserted by the parties.
11.    Law Governing This Agreement. Notwithstanding any other provision of this Agreement, the Federal Arbitration Act shall govern the interpretation and enforcement of this Agreement, the procedures for the arbitration, and the substantive governing law for review for legal error, confirmation, correction or vacatur of the arbitrator’s final award, with the sole exception that the California Arbitration Act shall apply for purposes of permitting review of the final arbitration award for legal error.
12.    Determination of Arbitrability. A California state court with jurisdiction over a party’s Claims, and not the arbitrator, shall have the exclusive authority and jurisdiction to resolve any issue relating to the formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement. Employee and Company agree that they are subject to the jurisdiction of California state courts for these purposes.
13.    At-Will Employment. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. This Agreement shall not be construed in any way to change Employee’s employment status from at-will or to modify, nullify or otherwise affect the at-will agreement between Employee and Company.
14.    Revocation and Modification. This Agreement shall survive the termination of Employee’s employment relationship, the termination of the California Resources Corporation Long-Term Incentive Plan, and the termination of the Terms and Conditions to which this Agreement is attached. The Agreement shall apply to any Claims whether they arise or are asserted during or after termination of that relationship. This Agreement can be modified or revoked only by a writing signed by Employee and an executive of the Company that references this Agreement and specifically states an intent to modify or revoke this Agreement.
15.    Reformation and Severability. If any clause or provision of this Agreement is declared void or unenforceable by any tribunal, then such clause or provision shall be modified or, if modification is not possible, stricken to the extent necessary to allow enforcement of this Agreement, and the remaining provisions shall remain in full force and effect. However, in no event shall the arbitrator hear any Claims as class, collective or representative actions, even if Paragraph 3 of this Agreement, or any clause or provision contained therein, is adjudged void or is otherwise unenforceable. In other words, if one or more of the class, collective and/or representative action waivers in Paragraph 3 are found to be unenforceable, the specific type of waiver(s) found to be unenforceable shall be stricken from the Agreement and the respective action(s) that were the subject of the stricken waiver(s) shall be heard and determined through an appropriate court proceeding, and not in arbitration. All remaining Claims shall proceed in individual arbitration.
16.    Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and it revokes and supersedes all prior or contemporaneous oral or written agreements or understandings on the subject of arbitration of the Claims; however, it does not supersede any arbitration agreement in connection with Company’s benefit plans, if any. Neither party is relying or shall rely on any representations (whether oral or written) on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement. A scanned, copied or facsimile version of signatures on this Agreement is to be effective as original signatures.
PLEASE READ THIS AGREEMENT CAREFULLY. By entering into this Agreement, you agree to final and binding arbitration of any and all disputes between you and any Company Group entity including, without limitation, disputes related to your employment relationship and the termination thereof, and claims of discrimination and harassment. You also are agreeing to waive your right to a jury trial and to bring a claim on a class, collective or representative basis.
You also acknowledge that you have read this Agreement, understand its terms and have been given the opportunity to discuss this Agreement with an advisor of your choice, including your own legal counsel, and have taken advantage of that opportunity to the extent you wish to do so.

EXHIBIT A

2015 Stock Option Award

JAMS Employment Arbitration Rules & Procedures

JAMS Employment Arbitration Rules & Procedures

Effective July 1, 2014

Download JAMS Employment Arbitration Rules in PDF Format in English

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Summary of July 1, 2014 Revisions to JAMS Employment Arbitration Rules & Procedures

NOTICE: These Rules are the copyrighted property of JAMS. They cannot be copied, reprinted or used in any way without permission of JAMS, unless they are being used by the parties to an arbitration as the rules for that arbitration. If they are being used as the rules for an arbitration, proper attribution must be given to JAMS. If you wish to obtain permission to use our copyrighted materials, please contact JAMS at 949-224-1810.

Rule 1.	Scope of Rules
Rule 2.	Party Self-Determination
Rule 3.	Amendment of Rules
Rule 4.	Conflict with Law
Rule 5.	Commencing an Arbitration
Rule 6.	Preliminary and Administrative Matters
Rule 7.	Number and Neutrality of Arbitrators; Appointment and Authority of Chairperson
Rule 8.	Service
Rule 9.	Notice of Claims
Rule 10.	Changes of Claims
Rule 11.	Interpretation of Rules and Jurisdictional Challenges
Rule 12.	Representation
Rule 13.	Withdrawal from Arbitration
Rule 14.	*Ex Parte* Communications
Rule 15.	Arbitrator Selection, Disclosures and Replacement
Rule 16.	Preliminary Conference
Rule 17.	Exchange of Information
Rule 18.	Summary Disposition of a Claim or Issue
Rule 19.	Scheduling and Location of Hearing
Rule 20.	Pre-Hearing Submissions
Rule 21.	Securing Witnesses and Documents for the Arbitration Hearing
Rule 22.	The Arbitration Hearing
Rule 23.	Waiver of Hearing
Rule 24.	Awards
Rule 25.	Enforcement of the Award
Rule 26.	Confidentiality and Privacy
Rule 27.	Waiver
Rule 28.	Settlement and Consent Award
Rule 29.	Sanctions
Rule 30.	Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability
Rule 31.	Fees
Rule 32.	Bracketed (or High-Low) Arbitration Option
Rule 33.	Final Offer (or Baseball) Arbitration Option

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Rule 34. Optional Arbitration Appeal Procedure

Rule 1. Scope of Rules

(a) The JAMS Employment Arbitration Rules and Procedures ("Rules") govern binding Arbitrations of disputes or claims that are administered by JAMS and in which the Parties agree to use these Rules or, in the absence of such agreement, the disputes or claims are employment-related, unless other Rules are prescribed.

(b) The Parties shall be deemed to have made these Rules a part of their Arbitration agreement ("Agreement") whenever they have provided for Arbitration by JAMS under its Employment Rules or for Arbitration by JAMS without specifying any particular JAMS Rules and the disputes or claims meet the criteria of the first paragraph of this Rule.

(c) The authority and duties of JAMS as prescribed in the Agreement of the Parties and in these Rules shall be carried out by the JAMS National Arbitration Committee ("NAC") or the office of JAMS General Counsel or their designees.

(d) JAMS may, in its discretion, assign the administration of an Arbitration to any of its Resolution Centers.

(e) The term "Party" as used in these Rules includes Parties to the Arbitration and their counsel or representatives.

(f) "Electronic filing" (e-file) means the electronic transmission of documents to and from JAMS and other Parties for the purpose of filing via the Internet. "Electronic service" (e-service) means the electronic transmission of documents via JAMS Electronic Filing System to a party, attorney or representative under these Rules.

Rule 2. Party Self-Determination

(a) The Parties may agree on any procedures not specified herein or in lieu of these Rules that are consistent with the applicable law and JAMS policies (including, without limitation, the JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness and Rules 15(i), 30 and 31). The Parties shall promptly notify JAMS of any such Party-agreed procedures and shall confirm such procedures in writing. The Party-agreed procedures shall be enforceable as if contained in these Rules.

(b) When an Arbitration Agreement provides that the Arbitration will be non-administered or administered by an entity other than JAMS and/or conducted in accordance with rules other than JAMS Rules, the Parties may subsequently agree to modify that Agreement to provide that the Arbitration will be administered by JAMS and/or conducted in accordance with JAMS Rules.

Rule 3. Amendment of Rules

JAMS may amend these Rules without notice. The Rules in effect on the date of the commencement of an Arbitration (as defined in Rule 5) shall apply to that Arbitration, unless the Parties have agreed upon another version of the Rules.

Rule 4. Conflict with Law

If any of these Rules, or modification of these Rules agreed to by the Parties, is determined to be in conflict with a provision of applicable law, the provision of law will govern over the Rule in conflict, and no other Rule will be affected.

Rule 5. Commencing an Arbitration

(a) The Arbitration is deemed commenced when JAMS issues a Commencement Letter based upon the existence of one of the following:

(i) A post-dispute Arbitration Agreement fully executed by all Parties specifying JAMS administration or use of any JAMS Rules; or

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(ii) A pre-dispute written contractual provision requiring the Parties to arbitrate the employment dispute or claim and specifying JAMS administration or use of any JAMS Rules or that the Parties agree shall be administered by JAMS; or

(iii) A written confirmation of an oral agreement of all Parties to participate in an Arbitration administered by JAMS or conducted pursuant to any JAMS Rules; or

(iv) The Respondent's failure to timely object to JAMS administration; or

(v) A copy of a court order compelling Arbitration at JAMS.

(b) The issuance of the Commencement Letter confirms that requirements for commencement have been met, that JAMS has received all payments required under the applicable fee schedule and that the Claimant has provided JAMS with contact information for all Parties along with evidence that the Demand for Arbitration has been served on all Parties.

(c) If a Party that is obligated to arbitrate in accordance with subparagraph (a) of this Rule fails to agree to participate in the Arbitration process, JAMS shall confirm in writing that Party's failure to respond or participate, and, pursuant to Rule 19, the Arbitrator, once appointed, shall schedule, and provide appropriate notice of, a Hearing or other opportunity for the Party demanding the Arbitration to demonstrate its entitlement to relief.

(d) The date of commencement of the Arbitration is the date of the Commencement Letter but is not intended to be applicable to any legal requirements such as the statute of limitations, any contractual limitations period or claims notice requirements. The term "commencement," as used in this Rule, is intended only to pertain to the operation of this and other Rules (such as Rule 3, 13(a), 17(a), 31(a)).

Rule 6. Preliminary and Administrative Matters

(a) JAMS may convene, or the Parties may request, administrative conferences to discuss any procedural matter relating to the administration of the Arbitration.

(b) If no Arbitrator has yet been appointed, at the request of a Party and in the absence of Party agreement, JAMS may determine the location of the Hearing, subject to Arbitrator review. In determining the location of the Hearing, such factors as the subject matter of the dispute, the convenience of the Parties and witnesses, and the relative resources of the Parties shall be considered, but in no event will the Hearing be scheduled in a location that precludes attendance by the Employee.

(c) If, at any time, any Party has failed to pay fees or expenses in full, JAMS may order the suspension or termination of the proceedings. JAMS may so inform the Parties in order that one of them may advance the required payment. If one Party advances the payment owed by a non-paying Party, the Arbitration shall proceed, and the Arbitrator may allocate the non-paying Party's share of such costs, in accordance with Rules 24(f) and 31(c). An administrative suspension shall toll any other time limits contained in these Rules or the Parties' Agreement.

(d) JAMS does not maintain an official record of documents filed in the Arbitration. If the Parties wish to have any documents returned to them, they must advise JAMS in writing within thirty (30) calendar days of the conclusion of the Arbitration. If special arrangements are required regarding file maintenance or document retention, they must be agreed to in writing, and JAMS reserves the right to impose an additional fee for such special arrangements. Documents that are submitted for e-filing are retained for thirty (30) calendar days following the conclusion of the Arbitration.

(e) Unless the Parties' Agreement or applicable law provides otherwise, JAMS, if it determines that the Arbitrations so filed have common issues of fact or law, may consolidate Arbitrations in the following instances:

(i) If a Party files more than one Arbitration with JAMS, JAMS may

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consolidate the Arbitrations into a single Arbitration.

(ii) Where a Demand or Demands for Arbitration is or are submitted naming Parties already involved in another Arbitration or Arbitrations pending under these Rules, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed.

(iii) Where a Demand or Demands for Arbitration is or are submitted naming parties that are not identical to the Parties in the existing Arbitration or Arbitrations, JAMS may decide that the new case or cases shall be consolidated into one or more of the pending proceedings and referred to one of the Arbitrators or panels of Arbitrators already appointed.

When rendering its decision, JAMS will take into account all circumstances, including the links between the cases and the progress already made in the existing Arbitrations.

Unless applicable law provides otherwise, where JAMS decides to consolidate a proceeding into a pending Arbitration, the Parties to the consolidated case or cases will be deemed to have waived their right to designate an Arbitrator as well as any contractual provision with respect to the site of the Arbitration.

(f) Where a third party seeks to participate in an Arbitration already pending under these Rules or where a Party to an Arbitration under these Rules seeks to compel a third party to participate in a pending Arbitration, the Arbitrator shall determine such request, taking into account all circumstances he or she deems relevant and applicable.

Rule 7. Number and Neutrality of Arbitrators; Appointment and Authority of Chairperson

(a) The Arbitration shall be conducted by one neutral Arbitrator, unless all Parties agree otherwise. In these Rules, the term "Arbitrator" shall mean, as the context requires, the Arbitrator or the panel of Arbitrators in a tripartite Arbitration.

(b) In cases involving more than one Arbitrator, the Parties shall agree on, or, in the absence of agreement, JAMS shall designate, the Chairperson of the Arbitration Panel. If the Parties and the Arbitrators agree, a single member of the Arbitration Panel may, acting alone, decide discovery and procedural matters, including the conduct of hearings to receive documents and testimony from third parties who have been subpoenaed to produce documents.

(c) Where the Parties have agreed that each Party is to name one Arbitrator, the Arbitrators so named shall be neutral and independent of the appointing Party, unless the Parties have agreed that they shall be non-neutral.

Rule 8. Service

(a) The Arbitrator may at any time require electronic filing and service of documents in an Arbitration. If an Arbitrator requires electronic filing, the Parties shall maintain and regularly monitor a valid, usable and live email address for the receipt of all documents filed through JAMS Electronic Filing System. Any document filed electronically shall be considered as filed with JAMS when the transmission to JAMS Electronic Filing System is complete. Any document e-filed by 11:59 p.m. (of the sender's time zone) shall be deemed filed on that date. Upon completion of filing, JAMS Electronic Filing System shall issue a confirmation receipt that includes the date and time of receipt. The confirmation receipt shall serve as proof of filing.

(b) Every document filed with JAMS Electronic Filing System shall be deemed to have been signed by the Arbitrator, Case Manager, attorney or declarant who submits the document to JAMS Electronic Filing System, and shall bear the typed name, address and telephone number of a signing attorney. Documents containing signatures of third parties (i.e., unopposed motions, affidavits, stipulations, etc.) may also be filed

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electronically by indicating that the original signatures are maintained by the filing Party in paper format.

(c) Delivery of e-service documents through JAMS Electronic Filing System to other registered users shall be considered as valid and effective service and shall have the same legal effect as an original paper document. Recipients of e-service documents shall access their documents through JAMS Electronic Filing System. E-service shall be deemed complete when the Party initiating e-service completes the transmission of the electronic document(s) to JAMS Electronic Filing System for e-filing and/or e-service. Upon actual or constructive receipt of the electronic document(s) by the Party to be served, a Certificate of Electronic Service shall be issued by JAMS Electronic Filing System to the Party initiating e-service, and that Certificate shall serve as proof of service. Any Party who ignores or attempts to refuse e-service shall be deemed to have received the electronic document(s) 72 hours following the transmission of the electronic document(s) to JAMS Electronic Filing System.

(d) If an electronic filing or service does not occur because of (1) an error in the transmission of the document to JAMS Electronic Filing System or served Party which was unknown to the sending Party; (2) a failure to process the electronic document when received by JAMS Electronic Filing System; (3) the Party was erroneously excluded from the service list; or (4) other technical problems experienced by the filer, the Arbitrator or JAMS may, for good cause shown, permit the document to be filed *nunc pro tunc* to the date it was first attempted to be sent electronically. Or, in the case of service, the Party shall, absent extraordinary circumstances, be entitled to an order extending the date for any response or the period within which any right, duty or other act must be performed.

(e) For documents that are not filed electronically, service by a Party under these Rules is effected by providing one signed copy of the document to each Party and two copies in the case of a sole Arbitrator and four copies in the case of a tripartite panel to JAMS. Service may be made by hand-delivery, overnight delivery service or U.S. mail. Service by any of these means is considered effective upon the date of deposit of the document.

(f) In computing any period of time prescribed or allowed by these Rules for a Party to do some act within a prescribed period after the service of a notice or other paper on the Party and the notice or paper is served on the Party only by U.S. mail, three (3) calendar days shall be added to the prescribed period.

Rule 9. Notice of Claims

(a) Each Party shall afford all other Parties reasonable and timely notice of its claims, affirmative defenses or counterclaims. Any such notice shall include a short statement of its factual basis. No claim, remedy, counterclaim, or affirmative defense will be considered by the Arbitrator in the absence of such prior notice to the other Parties, unless the Arbitrator determines that no Party has been unfairly prejudiced by such lack of formal notice or all Parties agree that such consideration is appropriate notwithstanding the lack of prior notice.

(b) Claimant's notice of claims is the Demand for Arbitration referenced in Rule 5. It shall include a statement of the remedies sought. The Demand for Arbitration may attach and incorporate a copy of a Complaint previously filed with a court. In the latter case, Claimant may accompany the Complaint with a copy of any Answer to that Complaint filed by any Respondent.

(c) Within fourteen (14) calendar days of service of the notice of claim, a Respondent may submit to JAMS and serve on other Parties a response and a statement of any affirmative defenses, including jurisdictional challenges, or counterclaims it may have.

(d) Within fourteen (14) calendar days of service of a counterclaim, a Claimant may submit to JAMS and serve on other Parties a response to such counterclaim and any affirmative defenses, including jurisdictional challenges, it may have.

(e) Any claim or counterclaim to which no response has been served will be deemed denied.

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(f) Jurisdictional challenges under Rule 11 shall be deemed waived, unless asserted in a response to a Demand or counterclaim or promptly thereafter, when circumstances first suggest an issue of arbitrability.

Rule 10. Changes of Claims

After the filing of a claim and before the Arbitrator is appointed, any Party may make a new or different claim against a Party or any third Party that is subject to Arbitration in the proceeding. Such claim shall be made in writing, filed with JAMS and served on the other Parties. Any response to the new claim shall be made within fourteen (14) calendar days after service of such claim. After the Arbitrator is appointed, no new or different claim may be submitted, except with the Arbitrator's approval. A Party may request a hearing on this issue. Each Party has the right to respond to any new or amended claim in accordance with Rule 9(c) or (d).

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Rule 11. Interpretation of Rules and Jurisdictional Challenges

(a) Once appointed, the Arbitrator shall resolve disputes about the interpretation and applicability of these Rules and conduct of the Arbitration Hearing. The resolution of the issue by the Arbitrator shall be final.

(b) Jurisdictional and arbitrability disputes, including disputes over the formation, existence, validity, interpretation or scope of the agreement under which Arbitration is sought, and who are proper Parties to the Arbitration, shall be submitted to and ruled on by the Arbitrator. Unless the relevant law requires otherwise, the Arbitrator has the authority to determine jurisdiction and arbitrability issues as a preliminary matter.

(c) Disputes concerning the appointment of the Arbitrator shall be resolved by JAMS.

(d) The Arbitrator may, upon a showing of good cause or *sua sponte*, when necessary to facilitate the Arbitration, extend any deadlines established in these Rules, provided that the time for rendering the Award may only be altered in accordance with Rules 22(i) or 24.

Rule 12. Representation

(a) The Parties, whether natural persons or legal entities such as corporations, LLCs, or partnerships, may be represented by counsel or any other person of the Party's choice. Each Party shall give prompt written notice to the Case Manager and the other Parties of the name, address, telephone and fax numbers and email address of its representative. The representative of a Party may act on the Party's behalf in complying with these Rules.

(b) Changes in Representation. A Party shall give prompt written notice to the Case Manager and the other Parties of any change in its representation, including the name, address, telephone and fax numbers and email address of the new representative. Such notice shall state that the written consent of the former representative, if any, and of the new representative, has been obtained and shall state the effective date of the new representation.

Rule 13. Withdrawal from Arbitration

(a) No Party may terminate or withdraw from an Arbitration after the issuance of the Commencement Letter (see Rule 5), except by written agreement of all Parties to the Arbitration.

(b) A Party that asserts a claim or counterclaim may unilaterally withdraw that claim or counterclaim without prejudice by serving written notice on the other Parties and the Arbitrator. However, the opposing Parties may, within seven (7) calendar days of such notice, request that the Arbitrator condition the withdrawal upon such terms as he or she may direct.

Rule 14. *Ex Parte* Communications

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(a) No Party may have any *ex parte* communication with a neutral Arbitrator, except as provided in section (b) of this Rule. The Arbitrator(s) may authorize any Party to communicate directly with the Arbitrator(s) by email or other written means as long as copies are simultaneously forwarded to the JAMS Case Manager and the other Parties.

(b) A Party may have *ex parte* communication with its appointed neutral or non-neutral Arbitrator as necessary to secure the Arbitrator's services and to assure the absence of conflicts, as well as in connection with the selection of the Chairperson of the arbitral panel.

(c) The Parties may agree to permit more extensive *ex parte* communication between a Party and a non-neutral Arbitrator. More extensive communications with a non-neutral Arbitrator may also be permitted by applicable law and rules of ethics.

Rule 15. Arbitrator Selection, Disclosures and Replacement

(a) Unless the Arbitrator has been previously selected by agreement of the Parties, JAMS may attempt to facilitate agreement among the Parties regarding selection of the Arbitrator.

(b) If the Parties do not agree on an Arbitrator, JAMS shall send the Parties a list of at least five (5) Arbitrator candidates in the case of a sole Arbitrator and ten (10) Arbitrator candidates in the case of a tripartite panel. JAMS shall also provide each Party with a brief description of the background and experience of each Arbitrator candidate. JAMS may replace any or all names on the list of Arbitrator candidates for reasonable cause at any time before the Parties have submitted their choice pursuant to subparagraph (c) below.

(c) Within seven (7) calendar days of service by the Parties of the list of names, each Party may strike two (2) names in the case of a sole Arbitrator and three (3) names in the case of a tripartite panel, and shall rank the remaining Arbitrator candidates in order of preference. The remaining Arbitrator candidate with the highest composite ranking shall be appointed the Arbitrator. JAMS may grant a reasonable extension of the time to strike and rank the Arbitrator candidates to any Party without the consent of the other Parties.

(d) If this process does not yield an Arbitrator or a complete panel, JAMS shall designate the sole Arbitrator or as many members of the tripartite panel as are necessary to complete the panel.

(e) If a Party fails to respond to a list of Arbitrator candidates within seven (7) calendar days after its service, or fails to respond according to the instructions provided by JAMS, JAMS shall deem that Party to have accepted all of the Arbitrator candidates.

(f) Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for purposes of the Arbitrator selection process. JAMS shall determine whether the interests between entities are adverse for purposes of Arbitrator selection, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.

(g) If, for any reason, the Arbitrator who is selected is unable to fulfill the Arbitrator's duties, a successor Arbitrator shall be chosen in accordance with this Rule. If a member of a panel of Arbitrators becomes unable to fulfill his or her duties after the beginning of a Hearing but before the issuance of an Award, a new Arbitrator will be chosen in accordance with this Rule, unless, in the case of a tripartite panel, the Parties agree to proceed with the remaining two Arbitrators. JAMS will make the final determination as to whether an Arbitrator is unable to fulfill his or her duties, and that decision shall be final.

(h) Any disclosures regarding the selected Arbitrator shall be made as required by law or within ten (10) calendar days from the date of appointment. Such disclosures may be provided in electronic format, provided that JAMS will produce a hard copy to any Party that requests it. The Parties and their representatives shall disclose to JAMS any circumstances likely to give rise to justifiable doubt as to the Arbitrator's impartiality or

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independence, including any bias or any financial or personal interest in the result of the Arbitration or any past or present relationship with the Parties and their representatives. The obligation of the Arbitrator, the Parties and their representatives to make all required disclosures continues throughout the Arbitration process.

(i) At any time during the Arbitration process, a Party may challenge the continued service of an Arbitrator for cause. The challenge must be based upon information that was not available to the Parties at the time the Arbitrator was selected. A challenge for cause must be in writing and exchanged with opposing Parties, who may respond within seven (7) days of service of the challenge. JAMS shall make the final determination as to such challenge. Such determination shall take into account the materiality of the facts and any prejudice to the Parties. That decision will be final.

(j) Where the Parties have agreed that a Party-appointed Arbitrator is to be non-neutral, that Party-appointed Arbitrator is not obliged to withdraw if requested to do so only by the party who did not appoint that Arbitrator.

Rule 16. Preliminary Conference

At the request of any Party or at the direction of the Arbitrator, a Preliminary Conference shall be conducted with the Parties or their counsel or representatives. The Preliminary Conference may address any or all of the following subjects:

(a) The exchange of information in accordance with Rule 17 or otherwise;

(b) The schedule for discovery as permitted by the Rules, as agreed by the Parties or as required or authorized by applicable law;

(c) The pleadings of the Parties and any agreement to clarify or narrow the issues or structure the Arbitration Hearing;

(d) The scheduling of the Hearing and any pre-Hearing exchanges of information, exhibits, motions or briefs;

(e) The attendance of witnesses as contemplated by Rule 21;

(f) The scheduling of any dispositive motion pursuant to Rule 18;

(g) The premarking of exhibits, preparation of joint exhibit lists and the resolution of the admissibility of exhibits;

(h) The form of the Award; and

(i) Such other matters as may be suggested by the Parties or the Arbitrator.

The Preliminary Conference may be conducted telephonically and may be resumed from time to time as warranted.

Rule 17. Exchange of Information

(a) The Parties shall cooperate in good faith in the voluntary and informal exchange of all non-privileged documents and other information (including electronically stored information ("ESI")) relevant to the dispute or claim immediately after commencement of the Arbitration. They shall complete an initial exchange of all relevant, non-privileged documents, including, without limitation, copies of all documents in their possession or control on which they rely in support of their positions, names of individuals whom they may call as witnesses at the Arbitration Hearing and names of all experts who may be called to testify at the Arbitration Hearing, together with each expert's report, which may be introduced at the Arbitration Hearing, within twenty-one (21) calendar days after all pleadings or notice of claims have been received. The Arbitrator may modify these obligations at the Preliminary Conference.

(b) Each Party may take at least one deposition of an opposing Party or an individual under the control of the opposing Party. The Parties shall attempt to agree on the number, time, location, and duration of the deposition(s). Absent agreement, the

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Arbitrator shall determine these issues, including whether to grant a request for additional depositions, based upon the reasonable need for the requested information, the availability of other discovery and the burdensomeness of the request on the opposing Parties and witness.

(c) As they become aware of new documents or information, including experts who may be called upon to testify, all Parties continue to be obligated to provide relevant, non-privileged documents, to supplement their identification of witnesses and experts and to honor any informal agreements or understandings between the Parties regarding documents or information to be exchanged. Documents that were not previously exchanged, or witnesses and experts that were not previously identified, may not be considered by the Arbitrator at the Hearing, unless agreed by the Parties or upon a showing of good cause.

(d) The Parties shall promptly notify JAMS when a dispute exists regarding discovery issues. A conference shall be arranged with the Arbitrator, either by telephone or in person, and the Arbitrator shall decide the dispute. With the written consent of all Parties, and in accordance with an agreed written procedure, the Arbitrator may appoint a special master to assist in resolving a discovery dispute.

Rule 18. Summary Disposition of a Claim or Issue

The Arbitrator may permit any Party to file a Motion for Summary Disposition of a particular claim or issue, either by agreement of all interested Parties or at the request of one Party, provided other interested Parties have reasonable notice to respond to the motion.

Rule 19. Scheduling and Location of Hearing

(a) The Arbitrator, after consulting with the Parties that have appeared, shall determine the date, time and location of the Hearing. The Arbitrator and the Parties shall attempt to schedule consecutive Hearing days if more than one day is necessary.

(b) If a Party has failed to participate in the Arbitration process, and the Arbitrator reasonably believes that the Party will not participate in the Hearing, the Arbitrator may set the Hearing without consulting with that Party. The non-participating Party shall be served with a Notice of Hearing at least thirty (30) calendar days prior to the scheduled date, unless the law of the relevant jurisdiction allows for, or the Parties have agreed to, shorter notice.

(c) The Arbitrator, in order to hear a third-party witness, or for the convenience of the Parties or the witnesses, may conduct the Hearing at any location. Any JAMS Resolution Center may be designated a Hearing location for purposes of the issuance of a subpoena or subpoena *duces tecum* to a third-party witness.

Rule 20. Pre-Hearing Submissions

(a) Except as set forth in any scheduling order that may be adopted, at least fourteen (14) calendar days before the Arbitration Hearing, the Parties shall file with JAMS and serve and exchange (1) a list of the witnesses they intend to call, including any experts; (2) a short description of the anticipated testimony of each such witness and an estimate of the length of the witness' direct testimony; and (3) a list of all exhibits intended to be used at the Hearing. The Parties should exchange with each other copies of any such exhibits to the extent that they have not been previously exchanged. The Parties should pre-mark exhibits and shall attempt to resolve any disputes regarding the admissibility of exhibits prior to the Hearing.

(b) The Arbitrator may require that each Party submit a concise written statement of position, including summaries of the facts and evidence a Party intends to present, discussion of the applicable law and the basis for the requested Award or denial of relief sought. The statements, which may be in the form of a letter, shall be filed with JAMS and served upon the other Parties at least seven (7) calendar days before the Hearing date. Rebuttal statements or other pre-Hearing written submissions may be permitted or required at the discretion of the Arbitrator.

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Rule 21. Securing Witnesses and Documents for the Arbitration Hearing

At the written request of a Party, all other Parties shall produce for the Arbitration Hearing all specified witnesses in their employ or under their control without need of subpoena. The Arbitrator may issue subpoenas for the attendance of witnesses or the production of documents either prior to or at the Hearing pursuant to this Rule or Rule 19(c). The subpoena or subpoena *duces tecum* shall be issued in accordance with the applicable law. Pre-issued subpoenas may be used in jurisdictions that permit them. In the event a Party or a subpoenaed person objects to the production of a witness or other evidence, the Party or subpoenaed person may file an objection with the Arbitrator, who shall promptly rule on the objection, weighing both the burden on the producing Party and witness and the need of the proponent for the witness or other evidence.

Rule 22. The Arbitration Hearing

(a) The Arbitrator will ordinarily conduct the Arbitration Hearing in the manner set forth in these Rules. The Arbitrator may vary these procedures if it is determined to be reasonable and appropriate to do so. It is expected that the Employee will attend the Arbitration Hearing, as will any other individual party with information about a significant issue.

(b) The Arbitrator shall determine the order of proof, which will generally be similar to that of a court trial.

(c) The Arbitrator shall require witnesses to testify under oath if requested by any Party, or otherwise at the discretion of the Arbitrator.

(d) Strict conformity to the rules of evidence is not required, except that the Arbitrator shall apply applicable law relating to privileges and work product. The Arbitrator shall consider evidence that he or she finds relevant and material to the dispute, giving the evidence such weight as is appropriate. The Arbitrator may be guided in that determination by principles contained in the Federal Rules of Evidence or any other applicable rules of evidence. The Arbitrator may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all Parties are afforded the opportunity to present material and relevant evidence.

(e) The Arbitrator shall receive and consider relevant deposition testimony recorded by transcript or videotape, provided that the other Parties have had the opportunity to attend and cross-examine. The Arbitrator may in his or her discretion consider witness affidavits or other recorded testimony even if the other Parties have not had the opportunity to cross-examine, but will give that evidence only such weight as he or she deems appropriate.

(f) The Parties will not offer as evidence, and the Arbitrator shall neither admit into the record nor consider, prior settlement offers by the Parties or statements or recommendations made by a mediator or other person in connection with efforts to resolve the dispute being arbitrated, except to the extent that applicable law permits the admission of such evidence.

(g) The Hearing, or any portion thereof, may be conducted telephonically or videographically with the agreement of the Parties or at the discretion of the Arbitrator.

(h) When the Arbitrator determines that all relevant and material evidence and arguments have been presented, and any interim or partial Awards have been issued, the Arbitrator shall declare the Hearing closed. The Arbitrator may defer the closing of the Hearing until a date determined by the Arbitrator, to permit the Parties to submit post-Hearing briefs, which may be in the form of a letter, and/or to make closing arguments. If post-Hearing briefs are to be submitted, or closing arguments are to be made, the Hearing shall be deemed closed upon receipt by the Arbitrator of such briefs or at the conclusion of such closing arguments, whichever is later.

(i) At any time before the Award is rendered, the Arbitrator may, *sua sponte* or on application of a Party for good cause shown, reopen the Hearing. If the Hearing is

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reopened, the time to render the Award shall be calculated from the date the reopened Hearing is declared closed by the Arbitrator.

(j) The Arbitrator may proceed with the Hearing in the absence of a Party that, after receiving notice of the Hearing pursuant to Rule 19, fails to attend. The Arbitrator may not render an Award solely on the basis of the default or absence of the Party, but shall require any Party seeking relief to submit such evidence as the Arbitrator may require for the rendering of an Award. If the Arbitrator reasonably believes that a Party will not attend the Hearing, the Arbitrator may schedule the Hearing as a telephonic Hearing and may receive the evidence necessary to render an Award by affidavit. The notice of Hearing shall specify if it will be in person or telephonic.

(k) Any Party may arrange for a stenographic or other record to be made of the Hearing and shall inform the other Parties in advance of the Hearing.

> (i) The requesting Party shall bear the cost of such stenographic record. If all other Parties agree to share the cost of the stenographic record, it shall be made available to the Arbitrator and may be used in the proceeding.
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> (ii) If there is no agreement to share the cost, the stenographic record may not be provided to the Arbitrator and may not be used in the proceeding, unless the Party arranging for the stenographic record agrees to provide access to the stenographic record either at no charge or on terms that are acceptable to the Parties and the reporting service.
>
> (iii) If the Parties agree to the Optional Arbitration Appeal Procedure (see Rule 34), they shall, if possible, ensure that a stenographic or other record is made of the Hearing.
>
> (iv) The Parties may agree that the cost of the stenographic record shall or shall not be allocated by the Arbitrator in the Award.

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Rule 23. Waiver of Hearing

The Parties may agree to waive the oral Hearing and submit the dispute to the Arbitrator for an Award based on written submissions and other evidence as the Parties may agree.

Rule 24. Awards

(a) The Arbitrator shall render a Final Award or a Partial Final Award within thirty (30) calendar days after the date of the close of the Hearing, as defined in Rule 22(h) or (i), or, if a Hearing has been waived, within thirty (30) calendar days after the receipt by the Arbitrator of all materials specified by the Parties, except (1) by the agreement of the Parties; (2) upon good cause for an extension of time to render the Award; or (3) as provided in Rule 22(i). The Arbitrator shall provide the Final Award or the Partial Final Award to JAMS for issuance in accordance with this Rule.

(b) Where a panel of Arbitrators has heard the dispute, the decision and Award of a majority of the panel shall constitute the Arbitration Award.

(c) In determining the merits of the dispute, the Arbitrator shall be guided by the rules of law agreed upon by the Parties. In the absence of such agreement, the Arbitrator will be guided by the law or the rules of law that he or she deems to be most appropriate. The Arbitrator may grant any remedy or relief that is just and equitable and within the scope of the Parties' agreement, including, but not limited to, specific performance of a contract or any other equitable or legal remedy.

(d) In addition to a Final Award or Partial Final Award, the Arbitrator may make other decisions, including interim or partial rulings, orders and Awards.

(e) Interim Measures. The Arbitrator may grant whatever interim measures are deemed necessary, including injunctive relief and measures for the protection or conservation of property and disposition of disposable goods. Such interim measures may take the

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form of an interim or Partial Final Award, and the Arbitrator may require security for the costs of such measures. Any recourse by a Party to a court for interim or provisional relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(f) The Award of the Arbitrator may allocate Arbitration fees and Arbitrator compensation and expenses, unless such an allocation is expressly prohibited by the Parties' Agreement or by applicable law. (Such a prohibition may not limit the power of the Arbitrator to allocate Arbitration fees and Arbitrator compensation and expenses pursuant to Rule 31(c).)

(g) The Award of the Arbitrator may allocate attorneys' fees and expenses and interest (at such rate and from such date as the Arbitrator may deem appropriate) if provided by the Parties' Agreement or allowed by applicable law. When the Arbitrator is authorized to award attorneys' fees and must determine the reasonable amount of such fees, he or she may consider whether the failure of a Party to cooperate reasonably in the discovery process and/or comply with the Arbitrator's discovery orders caused delay to the proceeding or additional costs to the other Parties.

(h) The Award shall consist of a written statement signed by the Arbitrator regarding the disposition of each claim and the relief, if any, as to each claim. The Award shall also contain a concise written statement of the reasons for the Award, stating the essential findings and conclusions on which the Award is based. The Parties may agree to any other form of Award, unless the Arbitration is based on an arbitration agreement that is required as a condition of employment.

(i) After the Award has been rendered, and provided the Parties have complied with Rule 31, the Award shall be issued by serving copies on the Parties. Service may be made by U.S. mail. It need not be sent certified or registered.

(j) Within seven (7) calendar days after service of a Partial Final Award or Final Award by JAMS, any Party may serve upon the other Parties and on JAMS a request that the Arbitrator correct any computational, typographical or other similar error in an Award (including the reallocation of fees pursuant to Rule 31 or on account of the effect of an offer to allow judgment), or the Arbitrator may *sua sponte* propose to correct such errors in an Award. A Party opposing such correction shall have seven (7) calendar days thereafter in which to file any objection. The Arbitrator may make any necessary and appropriate corrections to the Award within twenty-one (21) calendar days of receiving a request or fourteen (14) calendar days after his or her proposal to do so. The Arbitrator may extend the time within which to make corrections upon good cause. The corrected Award shall be served upon the Parties in the same manner as the Award.

(k) The Award is considered final, for purposes of either the Optional Arbitration Appeal Procedure pursuant to Rule 34 or a judicial proceeding to enforce, modify or vacate the Award pursuant to Rule 25, fourteen (14) calendar days after service is deemed effective if no request for a correction is made, or as of the effective date of service of a corrected Award.

Rule 25. Enforcement of the Award

Proceedings to enforce, confirm, modify or vacate an Award will be controlled by and conducted in conformity with the Federal Arbitration Act, 9 U.S.C. Sec 1, *et seq.*, or applicable state law. The Parties to an Arbitration under these Rules shall be deemed to have consented that judgment upon the Award may be entered in any court having jurisdiction thereof.

Rule 26. Confidentiality and Privacy

(a) JAMS and the Arbitrator shall maintain the confidential nature of the Arbitration proceeding and the Award, including the Hearing, except as necessary in connection with a judicial challenge to or enforcement of an Award, or unless otherwise required by law or judicial decision.

(b) The Arbitrator may issue orders to protect the confidentiality of proprietary information, trade secrets or other sensitive information.

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(c) Subject to the discretion of the Arbitrator or agreement of the Parties, any person having a direct interest in the Arbitration may attend the Arbitration Hearing. The Arbitrator may exclude any non-Party from any part of a Hearing.

Rule 27. Waiver

(a) If a Party becomes aware of a violation of or failure to comply with these Rules and fails promptly to object in writing, the objection will be deemed waived, unless the Arbitrator determines that waiver will cause substantial injustice or hardship.

(b) If any Party becomes aware of information that could be the basis of a challenge for cause to the continued service of the Arbitrator, such challenge must be made promptly, in writing, to the Arbitrator or JAMS. Failure to do so shall constitute a waiver of any objection to continued service by the Arbitrator.

Rule 28. Settlement and Consent Award

(a) The Parties may agree, at any stage of the Arbitration process, to submit the case to JAMS for mediation. The JAMS mediator assigned to the case may not be the Arbitrator or a member of the Appeal Panel, unless the Parties so agree, pursuant to Rule 28(b).

(b) The Parties may agree to seek the assistance of the Arbitrator in reaching settlement. By their written agreement to submit the matter to the Arbitrator for settlement assistance, the Parties will be deemed to have agreed that the assistance of the Arbitrator in such settlement efforts will not disqualify the Arbitrator from continuing to serve as Arbitrator if settlement is not reached; nor shall such assistance be argued to a reviewing court as the basis for vacating or modifying an Award.

(c) If, at any stage of the Arbitration process, all Parties agree upon a settlement of the issues in dispute and request the Arbitrator to embody the agreement in a Consent Award, the Arbitrator shall comply with such request, unless the Arbitrator believes the terms of the agreement are illegal or undermine the integrity of the Arbitration process. If the Arbitrator is concerned about the possible consequences of the proposed Consent Award, he or she shall inform the Parties of that concern and may request additional specific information from the Parties regarding the proposed Consent Award. The Arbitrator may refuse to enter the proposed Consent Award and may withdraw from the case.

Rule 29. Sanctions

The Arbitrator may order appropriate sanctions for failure of a Party to comply with its obligations under any of these Rules or with an order of the Arbitrator. These sanctions may include, but are not limited to, assessment of Arbitration fees and Arbitrator compensation and expenses; any other costs occasioned by the actionable conduct, including reasonable attorneys' fees; exclusion of certain evidence; drawing adverse inferences; or, in extreme cases, determining an issue or issues submitted to Arbitration adversely to the Party that has failed to comply.

Rule 30. Disqualification of the Arbitrator as a Witness or Party and Exclusion of Liability

(a) The Parties may not call the Arbitrator, the Case Manager or any other JAMS employee or agent as a witness or as an expert in any pending or subsequent litigation or other proceeding involving the Parties and relating to the dispute that is the subject of the Arbitration. The Arbitrator, Case Manager and other JAMS employees and agents are also incompetent to testify as witnesses or experts in any such proceeding.

(b) The Parties shall defend and/or pay the cost (including any attorneys' fees) of defending the Arbitrator, Case Manager and/or JAMS from any subpoenas from outside parties arising from the Arbitration.

(c) The Parties agree that neither the Arbitrator, nor the Case Manager, nor JAMS is a necessary Party in any litigation or other proceeding relating to the Arbitration or the subject matter of the Arbitration, and neither the Arbitrator, nor the Case Manager, nor JAMS, including its employees or agents, shall be liable to any Party for any act or

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omission in connection with any Arbitration conducted under these Rules, including, but not limited to, any disqualification of or recusal by the Arbitrator.

Rule 31. Fees

(a) Except as provided in paragraph (c) below, unless the Parties have agreed to a different allocation, each Party shall pay its *pro rata* share of JAMS fees and expenses as set forth in the JAMS fee schedule in effect at the time of the commencement of the Arbitration. To the extent possible, the allocation of such fees and expenses shall not be disclosed to the Arbitrator. JAMS' agreement to render services is jointly with the Party and the attorney or other representative of the Party in the Arbitration. The non-payment of fees may result in an administrative suspension of the case in accordance with Rule 6(c).

(b) JAMS requires that the Parties deposit the fees and expenses for the Arbitration from time to time during the course of the proceedings and prior to the Hearing. The Arbitrator may preclude a Party that has failed to deposit its *pro rata* or agreed-upon share of the fees and expenses from offering evidence of any affirmative claim at the Hearing.

(c) If an Arbitration is based on a clause or agreement that is required as a condition of employment, the only fee that an employee may be required to pay is the initial JAMS Case Management Fee. JAMS does not preclude an employee from contributing to administrative and Arbitrator fees and expenses. If an Arbitration is not based on a clause or agreement that is required as a condition of employment, the Parties are jointly and severally liable for the payment of JAMS Arbitration fees and Arbitrator compensation and expenses. In the event that one Party has paid more than its share of such fees, compensation and expenses, the Arbitrator may award against any other Party any such fees, compensation and expenses that such Party owes with respect to the Arbitration.

(d) Entities whose interests are not adverse with respect to the issues in dispute shall be treated as a single Party for purposes of JAMS' assessment of fees. JAMS shall determine whether the interests between entities are adverse for purpose of fees, considering such factors as whether the entities are represented by the same attorney and whether the entities are presenting joint or separate positions at the Arbitration.

Rule 32. Bracketed (or High-Low) Arbitration Option

(a) At any time before the issuance of the Arbitration Award, the Parties may agree, in writing, on minimum and maximum amounts of damages that may be awarded on each claim or on all claims in the aggregate. The Parties shall promptly notify JAMS and provide to JAMS a copy of their written agreement setting forth the agreed-upon minimum and maximum amounts.

(b) JAMS shall not inform the Arbitrator of the agreement to proceed with this option or of the agreed-upon minimum and maximum levels without the consent of the Parties.

(c) The Arbitrator shall render the Award in accordance with Rule 24.

(d) In the event that the Award of the Arbitrator is between the agreed-upon minimum and maximum amounts, the Award shall become final as is. In the event that the Award is below the agreed-upon minimum amount, the final Award issued shall be corrected to reflect the agreed-upon minimum amount. In the event that the Award is above the agreed-upon maximum amount, the final Award issued shall be corrected to reflect the agreed-upon maximum amount.

Rule 33. Final Offer (or Baseball) Arbitration Option

(a) Upon agreement of the Parties to use the option set forth in this Rule, at least seven (7) calendar days before the Arbitration Hearing, the Parties shall exchange and provide to JAMS written proposals for the amount of money damages they would offer or demand, as applicable, and that they believe to be appropriate based on the standard set forth in Rule 24(c). JAMS shall promptly provide copies of the Parties' proposals to the Arbitrator, unless the Parties agree that they should not be provided to the Arbitrator.

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At any time prior to the close of the Arbitration Hearing, the Parties may exchange revised written proposals or demands, which shall supersede all prior proposals. The revised written proposals shall be provided to JAMS, which shall promptly provide them to the Arbitrator, unless the Parties agree otherwise.

(b) If the Arbitrator has been informed of the written proposals, in rendering the Award, the Arbitrator shall choose between the Parties' last proposals, selecting the proposal that the Arbitrator finds most reasonable and appropriate in light of the standard set forth in Rule 24(c). This provision modifies Rule 24(h) in that no written statement of reasons shall accompany the Award.

(c) If the Arbitrator has not been informed of the written proposals, the Arbitrator shall render the Award as if pursuant to Rule 24, except that the Award shall thereafter be corrected to conform to the closest of the last proposals and the closest of the last proposals will become the Award.

(d) Other than as provided herein, the provisions of Rule 24 shall be applicable.

Rule 34. Optional Arbitration Appeal Procedure

The Parties may agree at any time to the JAMS Optional Arbitration Appeal Procedure. All Parties must agree in writing for such procedures to be effective. Once a Party has agreed to the Optional Arbitration Appeal Procedure, it cannot unilaterally withdraw from it, unless it withdraws, pursuant to Rule 13, from the Arbitration.

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2015 Stock Option Award

EXHIBIT B

2015 Stock Option Award

2015 Stock Option Award

2015 Stock Option Award

2015 Stock Option Award